Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Johnson Controls International plc (formerly Tyco International plc) on Form S-8 (No. 333-200320) of our report dated June 21, 2017 on our audits of the financial statements of Tyco International Retirement Savings and Investment Plan as of December 31, 2016 and 2015, and for the year ended December 31, 2016, and of the supplemental schedule of Tyco International Retirement Savings and Investment Plan as of December 31, 2016, which report is included in this Annual Report on Form 11-K to be filed on or about June 21, 2017.

/s/ EISNERAMPER LLP

Iselin, New Jersey
June 21, 2017